Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Media Relations                            Investor Relations
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BRINKER INTERNATIONAL ADDS PRASHANT N. RANADE TO BOARD OF DIRECTORS

DALLAS (May 2, 2019) - Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the appointment of Prashant N. Ranade to its Board of Directors.

Ranade is highly regarded as a leader focused on customer centricity, growth, and operational excellence. His impressive career includes serving most recently as executive co-chairman of the board for Syntel, Inc., a global provider of integrated information technology and knowledge process services, that was acquired by Atos S.E. Ranade spent the last eight years of his career at Syntel with increasing responsibility from president and CEO to executive co-chairman of the board. Prior to that, he served as president and CEO of Siemens Logistics and Assembly, where he was known for turning the business around through a customer-focused strategy. His career started at Seimens where he gained experience in all functions including R&D, marketing, finance and operations with increasing responsibility and a track record of growing the bottom line.

“Prashant brings a strong understanding and appreciation of technology, diverse experience across marketing and operations and a strategic, growth-oriented mindset,” said Wyman Roberts, CEO and president of Brinker International, Inc. and president of Chili’s Grill & Bar. “We’re excited to have him join our board and know his perspectives will add value as Brinker continues to focus on elevating the Guest experience.”

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 27, 2019, Brinker owned, operated, or franchised 1,676 restaurants under the names Chili's® Grill & Bar (1,623 restaurants) and Maggiano's Little Italy® (53 restaurants).